Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Richmond, Va., January 23, 2025 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (NYSE: AUB) reported net income available to common shareholders of $54.8 million and basic and diluted earnings per common share of $0.61 and $0.60, respectively, for the fourth quarter of 2024 and adjusted operating earnings available to common shareholders(1) of $61.4 million and adjusted diluted operating earnings per common share(1) of $0.67 for the fourth quarter of 2024.

Net income available to common shareholders was $197.3 million and basic and diluted earnings per common share were $2.29 and $2.24, respectively, for the year ended December 31, 2024. Adjusted operating earnings available to common shareholders(1) were $241.3 million and adjusted diluted operating earnings per common share(1) were $2.74 for the year ended December 31, 2024.

“2024 was a good year, and a consequential year, for Atlantic Union,” said John C. Asbury, president and chief executive officer of Atlantic Union. “We were excited to close our acquisition of American National Bankshares Inc. on April 1st and we announced the proposed acquisition of Sandy Spring Bancorp, Inc. on October 21st. We were pleased to have received merger approvals from the Federal Reserve Bank of Richmond seven weeks after filing the merger applications. Atlantic Union is a story of transformation from a Virginia community bank to the largest regional bank headquartered in Virginia, with operations in North Carolina and Maryland, to what will be the largest regional bank headquartered in the lower Mid-Atlantic upon closing our proposed acquisition of Sandy Spring.

“While our results for the fourth quarter were noisy with merger-related costs and a larger than typical specific reserve on an impaired loan, we delivered solid adjusted operating financial results for the year and the fourth quarter. We continue to be on a steady loan and deposit growth path.

“Operating under the mantra of soundness, profitability, and growth – in that order of priority – Atlantic Union remains committed to generating sustainable, profitable growth, and building long-term value for our shareholders.”

NET INTEREST INCOME

For the fourth quarter of 2024, net interest income was $183.2 million, an increase of $316,000 from $182.9 million in the third quarter of 2024. Net interest income - fully taxable equivalent (“FTE”)(1) was $187.0 million in the fourth quarter of 2024, an increase of $208,000 from $186.8 million in the third quarter of 2024. The increases from the prior quarter in both net interest income and net interest income (FTE)(1) reflect the impacts of a decrease in interest expense due to lower short-term borrowing costs resulting from a $312.2 million decrease in average borrowings, lower deposit costs, as the Federal Reserve began cutting interest rates, resulting in a 100 basis points decrease in the Federal Funds rate since September 2024, as well as an increase in interest income from other earning assets as a result of a $402.0 million increase in average cash and other earning asset balances, partially offset by a decrease in interest income on loans held for investment (“LHFI”), due to lower loan yields, primarily driven by the impact of the interest rate cuts on our variable rate loans. For the fourth quarter of 2024, both the Company’s net interest margin and the net interest margin (FTE)(1) decreased 5 basis points compared to the prior quarter to 3.26% and 3.33%, respectively, due to lower yields on earning assets primarily driven by the decreases in variable rate loan yields, partially offset by a reduction in the cost of funds and an increase in yields on cash and other earning assets. Earning asset yields for the fourth quarter of 2024 decreased 20 basis points to 5.74% compared to the third quarter of 2024, primarily due to lower yields on loans. Cost of funds decreased from the prior quarter by 15 basis points to 2.41% for the fourth quarter of 2024, reflecting lower borrowing and deposit costs.

The Company’s net interest margin (FTE) (1) includes the impact of acquisition accounting fair value adjustments. Net accretion income related to acquisition accounting was $12.6 million for the quarter ended December 31, 2024. The impact of accretion and amortization for the periods presented are reflected in the following table (dollars in thousands):

	Loan	Deposit	Borrowings
	Accretion	Amortization	Amortization	Total
For the quarter ended September 30, 2024	$13,926	$(913)	$(288)	$12,725
For the quarter ended December 31, 2024	13,668	(775)	(288)	12,605

ASSET QUALITY

Overview

At December 31, 2024, nonperforming assets (“NPAs”) as a percentage of total LHFI was 0.32%, an increase of 12 basis points from the prior quarter and included nonaccrual loans of $58.0 million. The increase in NPAs was primarily due to one new nonaccrual loan within the commercial and industrial portfolio of $27.7 million, for which the Company recorded a specific reserve of $13.1 million. Accruing past due loans as a percentage of total LHFI totaled 31 basis points at December 31, 2024, an increase of 1 basis point from September 30, 2024, and consistent with December 31, 2023. Net charge-offs were 0.03% of total average LHFI (annualized) for the fourth quarter of 2024, an increase of 2 basis points from September 30, 2024, and consistent with December 31, 2023. The allowance for credit losses (“ACL”) totaled $193.7 million at December 31, 2024, a $16.1 million increase from the prior quarter, primarily impacted by the aforementioned commercial and industrial loan with the $13.1 million specific reserve added in the current quarter.

Nonperforming Assets

At December 31, 2024, NPAs totaled $58.4 million, compared to $37.3 million in the prior quarter. The following table shows a summary of NPA balances at the quarters ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Nonaccrual loans	$57,969	$36,847	$35,913	$36,389	$36,860
Foreclosed properties	404	404	230	29	29
Total nonperforming assets	$58,373	$37,251	$36,143	$36,418	$36,889

The following table shows the activity in nonaccrual loans for the quarters ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2024	2024	2024	2024	2023
Beginning Balance	$36,847	$35,913	$36,389	$36,860	$28,626
Net customer payments	(11,491)	(2,219)	(6,293)	(1,583)	(2,198)
Additions	34,446	5,347	6,831	5,047	10,604
Charge-offs	(1,231)	(542)	(759)	(3,935)	(172)
Loans returning to accruing status	(602)	(1,478)	(54)	—	—
Transfers to foreclosed property	—	(174)	(201)	—	—
Ending Balance	$57,969	$36,847	$35,913	$36,389	$36,860

Past Due Loans

At December 31, 2024, past due loans still accruing interest totaled $57.7 million or 0.31% of total LHFI, compared to $55.2 million or 0.30% of total LHFI at September 30, 2024, and $48.4 million or 0.31% of total LHFI at December 31, 2023. The increase in past due loan levels at December 31, 2024 from September 30, 2024 was primarily within the commercial and industrial and residential 1-4 family – consumer portfolios. Of the total past due loans still accruing interest, $14.1 million or 0.08% of total LHFI were past due 90 days or more at December 31, 2024, compared to $15.2 million or 0.08% of total LHFI at September 30, 2024, and $13.9 million or 0.09% of total LHFI at December 31, 2023.

Allowance for Credit Losses

At December 31, 2024, the ACL was $193.7 million and included an allowance for loan and lease losses (“ALLL”) of $178.6 million and a reserve for unfunded commitments (“RUC”) of $15.0 million. The ACL at December 31, 2024 increased $16.1 million from September 30, 2024, primarily due to the $13.1 million new specific reserve on the impaired loan in the commercial and industrial portfolio discussed above, the impact of continued uncertainty in the economic outlook on certain portfolios and organic loan growth. The RUC at December 31, 2024 decreased $1.9 million from September 30, 2024, primarily due to a decrease in unfunded commitments.

The ACL as a percentage of total LHFI was 1.05% at December 31, 2024, compared to 0.97% at September 30, 2024. The ALLL as a percentage of total LHFI was 0.97% at December 31, 2024, compared to 0.88% at September 30, 2024.

Net Charge-offs

Net charge-offs were $1.4 million or 0.03% of total average LHFI on an annualized basis for the fourth quarter of 2024, compared to $0.7 million or 0.01% (annualized) for the third quarter of 2024, and $1.2 million or 0.03% (annualized) for the fourth quarter of 2023.

Provision for Credit Losses

For the fourth quarter of 2024, the Company recorded a provision for credit losses of $17.5 million, compared to $2.6 million in the prior quarter, and $8.7 million in the fourth quarter of 2023. The increase in the provision for credit losses in the fourth quarter of 2024 is primarily driven by the $13.1 million specific reserve on the impaired loan in the commercial and industrial portfolio.

NONINTEREST INCOME

Noninterest income increased $941,000 to $35.2 million for the fourth quarter of 2024 from $34.3 million in the prior quarter, primarily driven by a $3.6 million increase in loan-related interest rate swap fees due to an increase in transaction volumes, partially offset by a $1.5 million decrease in bank owned life insurance income primarily driven by death benefits received in the prior quarter, and a $770,000 decrease in other operating income primarily due to a decrease in equity method investment income.

NONINTEREST EXPENSE

Noninterest expense increased $7.1 million to $129.7 million for the fourth quarter of 2024 from $122.6 million in the prior quarter, primarily driven by a $5.6 million increase in pre-tax merger-related costs associated with the pending Sandy Spring Bancorp, Inc. (“Sandy Spring”) acquisition.

Adjusted operating noninterest expense,(1) which excludes merger-related costs ($7.0 million in the fourth quarter and $1.4 million in the third quarter) and amortization of intangible assets ($5.6 million in the fourth quarter and $5.8 million in the third quarter), increased $1.6 million to $117.0 million for the fourth quarter from $115.4 million in the prior quarter, primarily driven by a $1.8 million increase in salaries and benefits expense primarily due to increases in variable incentive compensation expense and self-insured related group insurance costs, as well as a $1.4 million increase in professional services fees related to projects that occurred during the fourth quarter. These increases were partially offset by a $1.7 million decrease in franchise and other taxes.

INCOME TAXES

The Company’s effective tax rate for the three months ended December 31, 2024 and 2023 was 19.0% and 14.9%, respectively, and the effective tax rate for the years ended December 31, 2024 and 2023 was 19.5% and 15.9%. respectively. The increase in effective tax rate for the quarter ended December 31, 2024 was primarily driven by the proportionality of tax exempt income to pre-tax income. The increase in the effective tax rate for the year ended December 31, 2024 was primarily due to a valuation allowance for certain state net operating loss carryforwards established during the second quarter of 2024, which resulted in a 170 basis points increase in the year to date effective tax rate, and the proportionality of tax exempt income to pre-tax income.

BALANCE SHEET

At December 31, 2024, total assets were $24.6 billion, a decrease of $218.4 million or approximately 3.5% (annualized) from September 30, 2024 and an increase of $3.4 billion or approximately 16.2% from December 31, 2023. Total assets decreased from the prior quarter primarily due to a decrease in the investment securities portfolio due to principal paydowns and a decrease in the market value of the available for sale (“AFS”) securities portfolio, as well as a decrease in cash and cash equivalents due to greater funding needs combined with increases in individual deposits in the prior quarter. The increase in total assets from the prior year was primarily due to the American National Bankshares Inc. (“American National”) acquisition, as well as LHFI growth.

The Company’s recorded preliminary goodwill related to the American National acquisition totaling $288.8 million at December 31, 2024, a $1.3 million increase from preliminary goodwill of $287.5 million at September 30, 2024. This increase was due to an adjustment to the purchase price allocation for certain provisional amounts recognized at the acquisition date to reflect new information obtained about facts and circumstances that existed as of the acquisition date. The measurement period adjustment recorded in the fourth quarter of 2024 related to franchise tax accruals.

At December 31, 2024, LHFI totaled $18.5 billion, an increase of $133.3 million or 2.9% (annualized) from September 30, 2024, and an increase of $2.8 billion or 18.1% from December 31, 2023. Quarterly average LHFI totaled $18.4 billion at December 31, 2024, an increase of $47.5 million or 1.0% (annualized) from the prior quarter, and an increase of $3.0 billion or 19.3% from December 31, 2023. LHFI increased from the prior quarter primarily due to increases in the construction and land development loan portfolio, as well as increases in the commercial and industrial loan portfolios, partially offset by decreases in the multifamily real estate loan portfolio. The increase from the prior year was primarily due to the American National acquisition.

At December 31, 2024, total investments were $3.3 billion, a decrease of $184.2 million or 20.7% (annualized) from September 30, 2024, and an increase of $164.9 million or 5.2% from December 31, 2023. The decrease compared to the prior quarter was primarily due to paydown activity and a decrease in the market value of the AFS securities portfolio, and the increase compared to the prior year was primarily due to the American National acquisition. AFS securities totaled $2.4 billion at December 31, 2024, $2.6 billion at September 30, 2024, and $2.2 billion at December 31, 2023. Total net unrealized losses on the AFS securities portfolio were $402.6 million at December 31, 2024, compared to $334.5 million at September 30, 2024, and $384.3 million at December 31, 2023. Held to maturity securities are carried at cost and totaled $803.9 million at December 31, 2024, $807.1 million at September 30, 2024, and $837.4 million at December 31, 2023 and had net unrealized losses of $44.5 million at December 31, 2024, $30.3 million at September 30, 2024, and $29.3 million at December 31, 2023.

At December 31, 2024, total deposits were $20.4 billion, an increase of $92.3 million or 1.8% (annualized) from the prior quarter. Average deposits at December 31, 2024 increased $583.4 million or 11.5% (annualized) from the prior quarter. Both total deposits and average deposits at December 31, 2024 increased $3.6 billion or 21.3% from December 31, 2023. The increase in deposit balances from the prior quarter was primarily due to an increase of $438.6 million in interest bearing customer deposits, partially offset by decreases in demand deposits and brokered deposits of $145.9 million and $200.4 million, respectively. The increase from the prior year was primarily related to the addition of the American National acquired deposits, as well as an increase of $669.5 million in brokered deposits.

At December 31, 2024, total borrowings were $534.6 million, a decrease of $317.6 million from September 30, 2024 and a decrease of $777.3 million from December 31, 2023. At December 31, 2024 average borrowings were $543.1 million, a decrease of $312.2 million from September 30, 2024, and a decrease of $249.6 million from December 31, 2023. The decreases in average borrowings from the prior quarter and the prior year were primarily due to repayment of short-term FHLB advances using funds from customer deposit growth.

The following table shows the Company’s capital ratios at the quarters ended:

	December 31,	September 30,	December 31,
	2024	2024	2023
Common equity Tier 1 capital ratio (2)	9.96%	9.77%	9.84%
Tier 1 capital ratio (2)	10.76%	10.57%	10.76%
Total capital ratio (2)	13.61%	13.33%	13.55%
Leverage ratio (Tier 1 capital to average assets) (2)	9.29%	9.27%	9.63%
Common equity to total assets	12.11%	12.16%	11.29%
Tangible common equity to tangible assets (1)	7.21%	7.29%	7.15%

(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see the “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

(2) All ratios at December 31, 2024 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

During the fourth quarter of 2024, the Company declared and paid a quarterly dividend on the outstanding shares of Series A Preferred Stock of $171.88 per share (equivalent to $0.43 per outstanding depositary share), consistent with the third quarter of 2024 and the fourth quarter of 2023. During the fourth quarter of 2024, the Company also declared and paid cash dividends of $0.34 per common share, a $0.02 increase or approximately 6.3% from both the third quarter of 2024 and fourth quarter of 2023.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (NYSE: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank had 129 branches located throughout Virginia and in portions of Maryland and North Carolina as of December 31, 2024. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

FOURTH QUARTER AND FULL YEAR 2024 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call and webcast for investors at 9:00 a.m. Eastern Time on Thursday, January 23, 2025, during which management will review our financial results for the fourth quarter and full year 2024 and provide an update on our recent activities.

The listen-only webcast and the accompanying slides can be accessed at:

https://edge.media-server.com/mmc/p/oji8po5i.

For analysts who wish to participate in the conference call, please register at the following URL:

https://register.vevent.com/register/BI0fd9e3319b0d4273b9a974581412c683. To participate in the conference call, you must use the link to receive an audio dial-in number and an Access PIN.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results as of and for the period ended December 31, 2024, we have provided supplemental performance measures determined by methods other than in accordance with GAAP. These non-GAAP financial measures are a supplement to GAAP, which we use to prepare our financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, our non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. We use the non-GAAP financial measures discussed herein in our analysis of our performance. Management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in our underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see “Alternative Performance Measures (non-GAAP)” in the tables within the section “Key Financial Results.”

FORWARD-LOOKING STATEMENTS

This press release and statements by our management may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, statements made in Mr. Asbury’s quotations, statements regarding the pending merger with Sandy Spring and expectations with regard to the benefits of the pending merger, statements regarding our future ability to recognize the benefits of certain tax assets, our business, financial and operating results, including our deposit base and funding, the impact of future economic conditions, changes in economic conditions, management’s beliefs regarding our liquidity, capital resources, asset quality, CRE loan portfolio, our customer relationships, and statements that include other projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such forward-looking statements are based on certain assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “seek to,” “potential,” “continue,” “confidence,” or words of similar meaning or other statements concerning opinions or judgment of the Company and our management about future events. Although we believe that our expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of our existing knowledge of our business and operations, there can be no assurance that actual future results, performance, or achievements of, or trends affecting, us will not differ materially from any projected future results, performance, achievements or trends expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of or changes in:

●	market interest rates and their related impacts on macroeconomic conditions, customer and client behavior, our funding costs and our loan and securities portfolios;
●	inflation and its impacts on economic growth and customer and client behavior;
●	adverse developments in the financial industry generally, such as bank failures, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior;
●	the sufficiency of liquidity and changes in our capital position;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which we operate and which our loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth;
●	the failure to close our proposed merger with Sandy Spring when expected or at all because remaining required regulatory approvals, Company shareholder or Sandy Spring stockholder or other approvals or conditions to closing are not received or satisfied on a timely basis or at all, and the risk that any regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed merger;
●	the occurrence of any event, change or other circumstances that could give rise to the right of the Company or Sandy Spring to terminate the merger agreement;
●	risks related to Sandy Spring’s business to which we will be subject after closing, including its CRE portfolio;

●	any change in the purchase accounting assumptions regarding the Sandy Spring assets to be acquired and liabilities to be assumed used to determine the fair value and credit marks;
●	the proposed merger with Sandy Spring may be more expensive or take longer to complete than anticipated, including as a result of unexpected factors or events;
●	the diversion of management’s attention from ongoing business operations and opportunities due to the proposed merger with Sandy Spring;
●	the dilutive effect of shares of the Company’s common stock to be issued in connection with the proposed merger with Sandy Spring or pursuant to the previously disclosed forward sale agreements with Morgan Stanley & Co. LLC;
●	changes in the Company’s or Sandy Spring’s share price before closing;
●	the impact of purchase accounting with respect to the American National acquisition, or any change in the assumptions used regarding the assets acquired and liabilities assumed to determine the fair value and credit marks;
●	the possibility that the anticipated benefits of the proposed merger with Sandy Spring or the American National acquisition, including anticipated cost savings and strategic gains, are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the companies or as a result of the strength of the economy, competitive factors in the areas where we do business, or as a result of other unexpected factors or events;

●	potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed merger with Sandy Spring or the American National acquisition;
●	monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	the quality or composition of our loan or investment portfolios and changes therein;
●	demand for loan products and financial services in our market areas;
●	our ability to manage our growth or implement our growth strategy;
●	the effectiveness of expense reduction plans;
●	the introduction of new lines of business or new products and services;
●	our ability to identify, recruit, and retain key employees;
●	real estate values in our lending area;
●	changes in accounting principles, standards, rules, and interpretations, and the related impact on our financial statements;
●	an insufficient ACL or volatility in the ACL resulting from the CECL methodology, either alone or as that may be affected by changing economic conditions, credit concentrations, inflation, changing interest rates, or other factors;
●	concentrations of loans secured by real estate, particularly CRE;
●	the effectiveness of our credit processes and management of our credit risk;
●	our ability to compete in the market for financial services and increased competition from fintech companies;
●	technological risks and developments, and cyber threats, attacks, or events;
●	operational, technological, cultural, regulatory, legal, credit, and other risks associated with the exploration, consummation and integration of potential future acquisitions, whether involving stock or cash consideration;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts or public health events (such as pandemics), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of our borrowers to satisfy their obligations to us, on the value of collateral securing loans, on the demand for our loans or our other products and services, on supply chains and methods used to distribute products and services, on incidents of cyberattack and fraud, on our liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of our business operations and on financial markets and economic growth;
●	performance by our counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	the effects of legislative or regulatory changes and requirements, including changes in federal, state or local tax laws;

●	actual or potential claims, damages, and fines related to litigation or government actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
●	any event or development that would cause us to conclude that there was an impairment of any asset, including intangible assets, such as goodwill; and
●	other factors, many of which are beyond our control.

Please also refer to such other factors as discussed throughout Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2023, Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, and related disclosures in other filings, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. All risk factors and uncertainties described herein and therein should be considered in evaluating forward-looking statements, and all the forward-looking statements are expressly qualified by the cautionary statements contained or referred to herein and therein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or our businesses or operations. Readers are cautioned not to rely too heavily on forward-looking statements. Forward-looking statements speak only as of the date they are made. We do not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time by or on behalf of the Company, whether as a result of new information, future events or otherwise, except as required by law.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/24	9/30/24	12/31/23	12/31/24	12/31/23
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Results of Operations
Interest and dividend income	$319,204	$324,528	$259,497	$1,227,535	$954,450
Interest expense	135,956	141,596	105,953	528,996	343,437
Net interest income	183,248	182,932	153,544	698,539	611,013
Provision for credit losses	17,496	2,603	8,707	50,089	31,618
Net interest income after provision for credit losses	165,752	180,329	144,837	648,450	579,395
Noninterest income	35,227	34,286	29,959	118,878	90,877
Noninterest expenses	129,675	122,582	107,929	507,534	430,371
Income before income taxes	71,304	92,033	66,867	259,794	239,901
Income tax expense	13,519	15,618	9,960	50,663	38,083
Net income	57,785	76,415	56,907	209,131	201,818
Dividends on preferred stock	2,967	2,967	2,967	11,868	11,868
Net income available to common shareholders	$54,818	$73,448	$53,940	$197,263	$189,950

Interest earned on earning assets (FTE) (1)	$322,995	$328,427	$263,209	$1,242,761	$969,360
Net interest income (FTE) (1)	187,039	186,831	157,256	713,765	625,923
Total revenue (FTE) (1)	222,266	221,117	187,215	832,643	716,800
Pre-tax pre-provision adjusted operating earnings (7)	95,796	95,985	81,356	357,234	310,193

Key Ratios
Earnings per common share, diluted	$0.60	$0.82	$0.72	$2.24	$2.53
Return on average assets (ROA)	0.92%	1.24%	1.08%	0.88%	0.98%
Return on average equity (ROE)	7.23%	9.77%	9.29%	7.04%	8.27%
Return on average tangible common equity (ROTCE) (2) (3)	13.77%	18.89%	16.72%	13.35%	14.85%
Efficiency ratio	59.35%	56.43%	58.82%	62.09%	61.32%
Efficiency ratio (FTE) (1)	58.34%	55.44%	57.65%	60.95%	60.04%
Net interest margin	3.26%	3.31%	3.26%	3.27%	3.33%
Net interest margin (FTE) (1)	3.33%	3.38%	3.34%	3.34%	3.41%
Yields on earning assets (FTE) (1)	5.74%	5.94%	5.59%	5.82%	5.28%
Cost of interest-bearing liabilities	3.20%	3.40%	3.04%	3.29%	2.59%
Cost of deposits	2.48%	2.57%	2.23%	2.48%	1.78%
Cost of funds	2.41%	2.56%	2.25%	2.48%	1.87%

Operating Measures (4)
Adjusted operating earnings	$64,364	$77,497	$61,820	$253,174	$233,106
Adjusted operating earnings available to common shareholders	61,397	74,530	58,853	241,306	221,238
Adjusted operating earnings per common share, diluted	$0.67	$0.83	$0.78	$2.74	$2.95
Adjusted operating ROA	1.03%	1.25%	1.18%	1.06%	1.14%
Adjusted operating ROE	8.06%	9.91%	10.09%	8.52%	9.55%
Adjusted operating ROTCE (2) (3)	15.30%	19.15%	18.20%	16.12%	17.21%
Adjusted operating efficiency ratio (FTE) (1)(6)	52.67%	52.20%	52.97%	53.31%	54.15%

Per Share Data
Earnings per common share, basic	$0.61	$0.82	$0.72	$2.29	$2.53
Earnings per common share, diluted	0.60	0.82	0.72	2.24	2.53
Cash dividends paid per common share	0.34	0.32	0.32	1.30	1.22
Market value per share	37.88	37.67	36.54	37.88	36.54
Book value per common share(8)	33.40	33.85	32.06	33.40	32.06
Tangible book value per common share (2)(8)	18.83	19.23	19.39	18.83	19.39
Price to earnings ratio, diluted	15.90	11.57	12.80	16.88	14.42
Price to book value per common share ratio (8)	1.13	1.11	1.14	1.13	1.14
Price to tangible book value per common share ratio (2)(8)	2.01	1.96	1.88	2.01	1.88
Unvested shares of restricted stock awards(8)	658,001	680,936	476,630	658,001	476,630
Weighted average common shares outstanding, basic	89,774,079	89,780,531	75,016,402	86,149,978	74,961,390
Weighted average common shares outstanding, diluted	91,533,273	89,780,531	75,016,858	87,909,237	74,962,363
Common shares outstanding at end of period	89,770,231	89,774,392	75,023,327	89,770,231	75,023,327

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/24	9/30/24	12/31/23	12/31/24	12/31/23
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Capital Ratios
Common equity Tier 1 capital ratio (5)	9.96%	9.77%	9.84%	9.96%	9.84%
Tier 1 capital ratio (5)	10.76%	10.57%	10.76%	10.76%	10.76%
Total capital ratio (5)	13.61%	13.33%	13.55%	13.61%	13.55%
Leverage ratio (Tier 1 capital to average assets) (5)	9.29%	9.27%	9.63%	9.29%	9.63%
Common equity to total assets	12.11%	12.16%	11.29%	12.11%	11.29%
Tangible common equity to tangible assets (2)	7.21%	7.29%	7.15%	7.21%	7.15%

Financial Condition
Assets	$24,585,323	$24,803,723	$21,166,197	$24,585,323	$21,166,197
LHFI (net of deferred fees and costs)	18,470,621	18,337,299	15,635,043	18,470,621	15,635,043
Securities	3,348,971	3,533,143	3,184,111	3,348,971	3,184,111
Earning Assets	21,989,690	22,180,501	19,010,309	21,989,690	19,010,309
Goodwill	1,214,053	1,212,710	925,211	1,214,053	925,211
Amortizable intangibles, net	84,563	90,176	19,183	84,563	19,183
Deposits	20,397,619	20,305,287	16,818,129	20,397,619	16,818,129
Borrowings	534,578	852,164	1,311,858	534,578	1,311,858
Stockholders' equity	3,142,879	3,182,416	2,556,327	3,142,879	2,556,327
Tangible common equity (2)	1,677,906	1,713,173	1,445,576	1,677,906	1,445,576

Loans held for investment, net of deferred fees and costs
Construction and land development	$1,731,108	$1,588,531	$1,107,850	$1,731,108	$1,107,850
Commercial real estate - owner occupied	2,370,119	2,401,807	1,998,787	2,370,119	1,998,787
Commercial real estate - non-owner occupied	4,935,590	4,885,785	4,172,401	4,935,590	4,172,401
Multifamily real estate	1,240,209	1,357,730	1,061,997	1,240,209	1,061,997
Commercial & Industrial	3,864,695	3,799,872	3,589,347	3,864,695	3,589,347
Residential 1-4 Family - Commercial	719,425	729,315	522,580	719,425	522,580
Residential 1-4 Family - Consumer	1,293,817	1,281,914	1,078,173	1,293,817	1,078,173
Residential 1-4 Family - Revolving	756,944	738,665	619,433	756,944	619,433
Auto	316,368	354,570	486,926	316,368	486,926
Consumer	104,882	109,522	120,641	104,882	120,641
Other Commercial	1,137,464	1,089,588	876,908	1,137,464	876,908
Total LHFI	$18,470,621	$18,337,299	$15,635,043	$18,470,621	$15,635,043

Deposits
Interest checking accounts	$5,494,550	$5,208,794	$4,697,819	$5,494,550	$4,697,819
Money market accounts	4,291,097	4,250,763	3,850,679	4,291,097	3,850,679
Savings accounts	1,025,896	1,037,229	909,223	1,025,896	909,223
Customer time deposits of $250,000 and over	1,202,657	1,160,262	674,939	1,202,657	674,939
Other customer time deposits	2,888,476	2,807,077	2,173,904	2,888,476	2,173,904
Time deposits	4,091,133	3,967,339	2,848,843	4,091,133	2,848,843
Total interest-bearing customer deposits	14,902,676	14,464,125	12,306,564	14,902,676	12,306,564
Brokered deposits	1,217,895	1,418,253	548,384	1,217,895	548,384
Total interest-bearing deposits	$16,120,571	$15,882,378	$12,854,948	$16,120,571	$12,854,948
Demand deposits	4,277,048	4,422,909	3,963,181	4,277,048	3,963,181
Total deposits	$20,397,619	$20,305,287	$16,818,129	$20,397,619	$16,818,129

Averages
Assets	$24,971,836	$24,613,518	$20,853,306	$23,862,190	$20,512,402
LHFI (net of deferred fees and costs)	18,367,657	18,320,122	15,394,500	17,647,589	14,949,487
Loans held for sale	12,606	13,485	6,470	11,912	9,357
Securities	3,442,340	3,501,879	3,031,475	3,394,095	3,192,891
Earning assets	22,373,970	21,983,946	18,676,967	21,347,677	18,368,806
Deposits	20,757,521	20,174,158	17,113,368	19,533,259	16,653,888
Time deposits	4,862,446	4,758,039	3,128,048	4,333,362	2,711,491
Interest-bearing deposits	16,343,745	15,736,797	13,026,138	15,212,033	12,311,751
Borrowings	543,061	855,306	792,629	862,716	971,715
Interest-bearing liabilities	16,886,806	16,592,103	13,818,767	16,074,749	13,283,466
Stockholders' equity	3,177,934	3,112,509	2,430,711	2,971,111	2,440,525
Tangible common equity (2)	1,711,580	1,643,562	1,318,952	1,591,349	1,326,007

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/24	9/30/24	12/31/23	12/31/24	12/31/23
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Asset Quality
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)	$160,685	$158,131	$125,627	$132,182	$110,768
Add: Recoveries	2,816	2,053	853	7,194	4,390
Less: Charge-offs	4,255	2,719	2,038	15,956	11,995
Add: Initial Allowance - Purchased Credit Deteriorated (PCD) American National loans	—	—	—	3,896	—
Add: Initial Provision - Non-PCD American National loans	—	—	—	13,229	—
Add: Provision for loan losses	19,398	3,220	7,740	38,099	29,019
Ending balance, ALLL	$178,644	$160,685	$132,182	$178,644	$132,182

Beginning balance, Reserve for unfunded commitment (RUC)	$16,943	$17,557	$15,302	$16,269	$13,675
Add: Initial Provision - RUC American National loans	—	—	—	1,353	—
Add: Provision for unfunded commitments	(1,902)	(614)	967	(2,581)	2,594
Ending balance, RUC	$15,041	$16,943	$16,269	$15,041	$16,269
Total ACL	$193,685	$177,628	$148,451	$193,685	$148,451

ACL / total LHFI	1.05%	0.97%	0.95%	1.05%	0.95%
ALLL / total LHFI	0.97%	0.88%	0.85%	0.97%	0.85%
Net charge-offs / total average LHFI (annualized)	0.03%	0.01%	0.03%	0.05%	0.05%
Provision for loan losses/ total average LHFI (annualized)	0.42%	0.07%	0.20%	0.29%	0.19%

Nonperforming Assets
Construction and land development	$1,313	$1,945	$348	$1,313	$348
Commercial real estate - owner occupied	2,915	4,781	3,001	2,915	3,001
Commercial real estate - non-owner occupied	1,167	9,919	12,616	1,167	12,616
Multifamily real estate	132	—	—	132	—
Commercial & Industrial	33,702	3,048	4,556	33,702	4,556
Residential 1-4 Family - Commercial	1,510	1,727	1,804	1,510	1,804
Residential 1-4 Family - Consumer	12,725	11,925	11,098	12,725	11,098
Residential 1-4 Family - Revolving	3,826	2,960	3,087	3,826	3,087
Auto	659	532	350	659	350
Consumer	20	10	—	20	—
Nonaccrual loans	$57,969	$36,847	$36,860	$57,969	$36,860
Foreclosed property	404	404	29	404	29
Total nonperforming assets (NPAs)	$58,373	$37,251	$36,889	$58,373	$36,889
Construction and land development	$120	$82	$25	$120	$25
Commercial real estate - owner occupied	1,592	1,239	2,579	1,592	2,579
Commercial real estate - non-owner occupied	6,874	1,390	2,967	6,874	2,967
Multifamily real estate	—	53	—	—	—
Commercial & Industrial	955	862	782	955	782
Residential 1-4 Family - Commercial	949	801	1,383	949	1,383
Residential 1-4 Family - Consumer	1,307	1,890	4,470	1,307	4,470
Residential 1-4 Family - Revolving	1,710	1,186	1,095	1,710	1,095
Auto	284	401	410	284	410
Consumer	44	143	152	44	152
Other Commercial	308	7,127	—	308	—
LHFI ≥ 90 days and still accruing	$14,143	$15,174	$13,863	$14,143	$13,863
Total NPAs and LHFI ≥ 90 days	$72,516	$52,425	$50,752	$72,516	$50,752
NPAs / total LHFI	0.32%	0.20%	0.24%	0.32%	0.24%
NPAs / total assets	0.24%	0.15%	0.17%	0.24%	0.17%
ALLL / nonaccrual loans	308.17%	436.09%	358.61%	308.17%	358.61%
ALLL/ nonperforming assets	306.04%	431.36%	358.32%	306.04%	358.32%

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/24	9/30/24	12/31/23	12/31/24	12/31/23
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Past Due Detail
Construction and land development	$38	$1,559	$270	$38	$270
Commercial real estate - owner occupied	2,080	2,291	1,575	2,080	1,575
Commercial real estate - non-owner occupied	1,381	1,085	545	1,381	545
Multifamily real estate	1,366	821	—	1,366	—
Commercial & Industrial	9,405	5,876	4,303	9,405	4,303
Residential 1-4 Family - Commercial	697	656	567	697	567
Residential 1-4 Family - Consumer	5,928	471	7,546	5,928	7,546
Residential 1-4 Family - Revolving	1,824	3,309	2,238	1,824	2,238
Auto	3,615	2,796	4,737	3,615	4,737
Consumer	804	700	770	804	770
Other Commercial	2,167	2	6,569	2,167	6,569
LHFI 30-59 days past due	$29,305	$19,566	$29,120	$29,305	$29,120
Construction and land development	$—	$369	$24	—	24
Commercial real estate - owner occupied	1,074	1,306	—	1,074	—
Commercial real estate - non-owner occupied	—	6,875	184	—	184
Multifamily real estate	—	135	146	—	146
Commercial & Industrial	69	549	49	69	49
Residential 1-4 Family - Commercial	665	736	676	665	676
Residential 1-4 Family - Consumer	7,390	6,950	1,804	7,390	1,804
Residential 1-4 Family - Revolving	2,110	2,672	1,429	2,110	1,429
Auto	456	468	872	456	872
Consumer	486	182	232	486	232
Other Commercial	2,029	185	—	2,029	—
LHFI 60-89 days past due	$14,279	$20,427	$5,416	$14,279	$5,416

Past Due and still accruing	$57,727	$55,167	$48,399	$57,727	$48,399
Past Due and still accruing / total LHFI	0.31%	0.30%	0.31%	0.31%	0.31%

Alternative Performance Measures (non-GAAP)
Net interest income (FTE) (1)
Net interest income (GAAP)	$183,248	$182,932	$153,544	$698,539	$611,013
FTE adjustment	3,791	3,899	3,712	15,226	14,910
Net interest income (FTE) (non-GAAP)	$187,039	$186,831	$157,256	$713,765	$625,923
Noninterest income (GAAP)	35,227	34,286	29,959	118,878	90,877
Total revenue (FTE) (non-GAAP)	$222,266	$221,117	$187,215	$832,643	$716,800

Average earning assets	$22,373,970	$21,983,946	$18,676,967	$21,347,677	$18,368,806
Net interest margin	3.26%	3.31%	3.26%	3.27%	3.33%
Net interest margin (FTE)	3.33%	3.38%	3.34%	3.34%	3.41%

Tangible Assets (2)
Ending assets (GAAP)	$24,585,323	$24,803,723	$21,166,197	$24,585,323	$21,166,197
Less: Ending goodwill	1,214,053	1,212,710	925,211	1,214,053	925,211
Less: Ending amortizable intangibles	84,563	90,176	19,183	84,563	19,183
Ending tangible assets (non-GAAP)	$23,286,707	$23,500,837	$20,221,803	$23,286,707	$20,221,803

Tangible Common Equity (2)
Ending equity (GAAP)	$3,142,879	$3,182,416	$2,556,327	$3,142,879	$2,556,327
Less: Ending goodwill	1,214,053	1,212,710	925,211	1,214,053	925,211
Less: Ending amortizable intangibles	84,563	90,176	19,183	84,563	19,183
Less: Perpetual preferred stock	166,357	166,357	166,357	166,357	166,357
Ending tangible common equity (non-GAAP)	$1,677,906	$1,713,173	$1,445,576	$1,677,906	$1,445,576

Average equity (GAAP)	$3,177,934	$3,112,509	$2,430,711	$2,971,111	$2,440,525
Less: Average goodwill	1,212,724	1,209,590	925,211	1,139,422	925,211
Less: Average amortizable intangibles	87,274	93,001	20,192	73,984	22,951
Less: Average perpetual preferred stock	166,356	166,356	166,356	166,356	166,356
Average tangible common equity (non-GAAP)	$1,711,580	$1,643,562	$1,318,952	$1,591,349	$1,326,007

ROTCE (2)(3)
Net income available to common shareholders (GAAP)	$54,818	$73,448	$53,940	$197,263	$189,950
Plus: Amortization of intangibles, tax effected	4,435	4,585	1,654	15,253	6,937
Net income available to common shareholders before amortization of intangibles (non-GAAP)	$59,253	$78,033	$55,594	$212,516	$196,887

Return on average tangible common equity (ROTCE)	13.77%	18.89%	16.72%	13.35%	14.85%

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/24	9/30/24	12/31/23	12/31/24	12/31/23
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Operating Measures (4)
Net income (GAAP)	$57,785	$76,415	$56,907	$209,131	$201,818
Plus: Merger-related costs, net of tax	6,592	1,085	884	33,476	2,850
Plus: Strategic cost saving initiatives, net of tax	—	—	—	—	9,959
Plus: FDIC special assessment, net of tax	—	—	2,656	664	2,656
Plus: Legal reserve, net of tax	—	—	2,859	—	6,809
Plus: Deferred tax asset write-down	—	—	—	4,774	—
Less: Gain (loss) on sale of securities, net of tax	13	3	2	(5,129)	(32,381)
Less: Gain on sale-leaseback transaction, net of tax	—	—	1,484	—	23,367
Adjusted operating earnings (non-GAAP)	64,364	77,497	61,820	253,174	233,106
Less: Dividends on preferred stock	2,967	2,967	2,967	11,868	11,868
Adjusted operating earnings available to common shareholders (non-GAAP)	$61,397	$74,530	$58,853	$241,306	$221,238

Operating Efficiency Ratio (1)(6)
Noninterest expense (GAAP)	$129,675	$122,582	$107,929	$507,534	$430,371
Less: Amortization of intangible assets	5,614	5,804	2,094	19,307	8,781
Less: Merger-related costs	7,013	1,353	1,002	40,018	2,995
Less: FDIC special assessment	—	—	3,362	840	3,362
Less: Strategic cost saving initiatives	—	—	—	—	12,607
Less: Legal reserve	—	—	3,300	—	8,300
Adjusted operating noninterest expense (non-GAAP)	$117,048	$115,425	$98,171	$447,369	$394,326

Noninterest income (GAAP)	$35,227	$34,286	$29,959	$118,878	$90,877
Less: Gain (loss) on sale of securities	17	4	3	(6,493)	(40,989)
Less: Gain on sale-leaseback transaction	—	—	1,879	—	29,579
Adjusted operating noninterest income (non-GAAP)	$35,210	$34,282	$28,077	$125,371	$102,287

Net interest income (FTE) (non-GAAP) (1)	$187,039	$186,831	$157,256	$713,765	$625,923
Adjusted operating noninterest income (non-GAAP)	35,210	34,282	28,077	125,371	102,287
Total adjusted revenue (FTE) (non-GAAP) (1)	$222,249	$221,113	$185,333	$839,136	$728,210

Efficiency ratio	59.35%	56.43%	58.82%	62.09%	61.32%
Efficiency ratio (FTE) (1)	58.34%	55.44%	57.65%	60.95%	60.04%
Adjusted operating efficiency ratio (FTE) (1)(6)	52.67%	52.20%	52.97%	53.31%	54.15%

Operating ROA & ROE (4)
Adjusted operating earnings (non-GAAP)	$64,364	$77,497	$61,820	$253,174	$233,106

Average assets (GAAP)	$24,971,836	$24,613,518	$20,853,306	$23,862,190	$20,512,402
Return on average assets (ROA) (GAAP)	0.92%	1.24%	1.08%	0.88%	0.98%
Adjusted operating return on average assets (ROA) (non-GAAP)	1.03%	1.25%	1.18%	1.06%	1.14%

Average equity (GAAP)	$3,177,934	$3,112,509	$2,430,711	$2,971,111	$2,440,525
Return on average equity (ROE) (GAAP)	7.23%	9.77%	9.29%	7.04%	8.27%
Adjusted operating return on average equity (ROE) (non-GAAP)	8.06%	9.91%	10.09%	8.52%	9.55%

Operating ROTCE (2)(3)(4)
Adjusted operating earnings available to common shareholders (non-GAAP)	$61,397	$74,530	$58,853	$241,306	$221,238
Plus: Amortization of intangibles, tax effected	4,435	4,585	1,654	15,253	6,937
Adjusted operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$65,832	$79,115	$60,507	$256,559	$228,175

Average tangible common equity (non-GAAP)	$1,711,580	$1,643,562	$1,318,952	$1,591,349	$1,326,007
Adjusted operating return on average tangible common equity (non-GAAP)	15.30%	19.15%	18.20%	16.12%	17.21%

Pre-tax pre-provision adjusted operating earnings (7)
Net income (GAAP)	$57,785	$76,415	$56,907	$209,131	$201,818
Plus: Provision for credit losses	17,496	2,603	8,707	50,089	31,618
Plus: Income tax expense	13,519	15,618	9,960	50,663	38,083
Plus: Merger-related costs	7,013	1,353	1,002	40,018	2,995
Plus: Strategic cost saving initiatives	—	—	—	—	12,607
Plus: FDIC special assessment	—	—	3,362	840	3,362
Plus: Legal reserve	—	—	3,300	—	8,300
Less: Gain (loss) on sale of securities, net of tax	17	4	3	(6,493)	(40,989)
Less: Gain on sale-leaseback transaction	—	—	1,879	—	29,579
Pre-tax pre-provision adjusted operating earnings (non-GAAP)	$95,796	$95,985	$81,356	$357,234	$310,193
Less: Dividends on preferred stock	2,967	2,967	2,967	11,868	11,868
Pre-tax pre-provision adjusted operating earnings available to common shareholders (non-GAAP)	$92,829	$93,018	$78,389	$345,366	$298,325

Weighted average common shares outstanding, diluted	91,533,273	89,780,531	75,016,858	87,909,237	74,962,363
Pre-tax pre-provision earnings per common share, diluted	$1.01	$1.04	$1.04	$3.93	$3.98

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(Dollars in thousands, except share data)

	As of & For Three Months Ended			As of & For Year Ended
	12/31/24	9/30/24	12/31/23	12/31/24	12/31/23
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Mortgage Origination Held for Sale Volume
Refinance Volume	$7,335	$4,285	$3,972	$21,492	$13,740
Purchase Volume	42,677	56,634	27,871	179,565	128,046
Total Mortgage loan originations held for sale	$50,012	$60,919	$31,843	$201,057	$141,786
% of originations held for sale that are refinances	14.7%	7.0%	12.5%	10.7%	9.7%

Wealth
Assets under management	$6,798,258	$6,826,123	$5,014,208	$6,798,258	$5,014,208

Other Data
End of period full-time equivalent employees	2,125	2,122	1,804	2,125	1,804
Number of full-service branches	129	129	109	129	109
Number of automatic transaction machines (ATMs)	148	149	123	148	123

(1)	These are non-GAAP financial measures. The Company believes net interest income (FTE), total revenue (FTE), and total adjusted revenue (FTE), which are used in computing net interest margin (FTE), efficiency ratio (FTE) and adjusted operating efficiency ratio (FTE), provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing the yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.
(2)	These are non-GAAP financial measures. Tangible assets and tangible common equity are used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible assets, tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses. The Company believes tangible common equity is an important indication of its ability to grow organically and through business combinations as well as its ability to pay dividends and to engage in various capital management strategies.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and is useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)
(4)
These are non-GAAP financial measures. Adjusted operating measures exclude, as applicable, merger-related costs, strategic cost saving initiatives (principally composed of severance charges related to headcount reductions and charges for exiting leases), FDIC special assessments, legal reserves associated with our previously disclosed settlement with the CFPB, deferred tax asset write-down, gain (loss) on sale of securities, and gain on sale-leaseback transaction. The Company believes these non-GAAP adjusted measures provide investors with important information about the continuing economic results of the Company’s operations.

(5)	All ratios at December 31, 2024 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	The adjusted operating efficiency ratio (FTE) excludes, as applicable, the amortization of intangible assets, merger-related costs, FDIC special assessments, strategic cost saving initiatives (principally composed of severance charges related to headcount reductions and charges for exiting leases), legal reserves associated with our previously disclosed settlement with the CFPB, gain (loss) on sale of securities, and gain on sale-leaseback transaction. This measure is similar to the measure used by the Company when analyzing corporate performance and is also similar to the measure used for incentive compensation. The Company believes this adjusted measure provides investors with important information about the continuing economic results of the Company’s operations.
(7)	These are non-GAAP financial measures. Pre-tax pre-provision adjusted earnings excludes, as applicable, the provision for credit losses, which can fluctuate significantly from period-to-period under the CECL methodology, income tax expense, merger-related costs, strategic cost saving initiatives (principally composed of severance charges related to headcount reductions and charges for exiting leases), FDIC special assessments, legal reserves associated with our previously disclosed settlement with the CFPB, gain (loss) on sale of securities, and gain on sale-leaseback transaction. The Company believes this adjusted measure provides investors with important information about the continuing economic results of the Company’s operations.
(8)	The calculations exclude the impact of unvested restricted stock awards outstanding as of each period end.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	September 30,	December 31,
	2024	2024	2023
ASSETS	(unaudited)	(unaudited)	(audited)
Cash and cash equivalents:
Cash and due from banks	$196,435	$232,222	$196,754
Interest-bearing deposits in other banks	153,695	291,163	167,601
Federal funds sold	3,944	4,685	13,776
Total cash and cash equivalents	354,074	528,070	378,131
Securities available for sale, at fair value	2,442,166	2,608,182	2,231,261
Securities held to maturity, at carrying value	803,851	807,080	837,378
Restricted stock, at cost	102,954	117,881	115,472
Loans held for sale	9,420	11,078	6,710
Loans held for investment, net of deferred fees and costs	18,470,621	18,337,299	15,635,043
Less: allowance for loan and lease losses	178,644	160,685	132,182
Total loans held for investment, net	18,291,977	18,176,614	15,502,861
Premises and equipment, net	112,704	115,093	90,959
Goodwill	1,214,053	1,212,710	925,211
Amortizable intangibles, net	84,563	90,176	19,183
Bank owned life insurance	493,396	489,759	452,565
Other assets	676,165	647,080	606,466
Total assets	$24,585,323	$24,803,723	$21,166,197
LIABILITIES
Noninterest-bearing demand deposits	$4,277,048	$4,422,909	$3,963,181
Interest-bearing deposits	16,120,571	15,882,378	12,854,948
Total deposits	20,397,619	20,305,287	16,818,129
Securities sold under agreements to repurchase	56,275	59,227	110,833
Other short-term borrowings	60,000	375,000	810,000
Long-term borrowings	418,303	417,937	391,025
Other liabilities	510,247	463,856	479,883
Total liabilities	21,442,444	21,621,307	18,609,870
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	173	173
Common stock, $1.33 par value	118,519	118,494	99,147
Additional paid-in capital	2,280,547	2,277,024	1,782,286
Retained earnings	1,103,326	1,079,032	1,018,070
Accumulated other comprehensive loss	(359,686)	(292,307)	(343,349)
Total stockholders' equity	3,142,879	3,182,416	2,556,327
Total liabilities and stockholders' equity	$24,585,323	$24,803,723	$21,166,197

Common shares outstanding	89,770,231	89,774,392	75,023,327
Common shares authorized	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	17,250	17,250
Preferred shares authorized	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2024	2024	2023	2024	2023
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Interest and dividend income:
Interest and fees on loans	$282,116	$291,089	$230,378	$1,093,004	$846,923
Interest on deposits in other banks	5,774	1,060	2,255	10,751	6,071
Interest and dividends on securities:
Taxable	23,179	24,247	18,703	91,191	67,075
Nontaxable	8,135	8,132	8,161	32,589	34,381
Total interest and dividend income	319,204	324,528	259,497	1,227,535	954,450
Interest expense:
Interest on deposits	129,311	130,216	95,998	483,894	296,689
Interest on short-term borrowings	1,187	5,698	5,043	23,236	27,148
Interest on long-term borrowings	5,458	5,682	4,912	21,866	19,600
Total interest expense	135,956	141,596	105,953	528,996	343,437
Net interest income	183,248	182,932	153,544	698,539	611,013
Provision for credit losses	17,496	2,603	8,707	50,089	31,618
Net interest income after provision for credit losses	165,752	180,329	144,837	648,450	579,395
Noninterest income:
Service charges on deposit accounts	9,832	9,792	8,662	37,279	33,240
Other service charges, commissions and fees	1,811	2,002	1,789	7,511	7,860
Interchange fees	3,342	3,371	2,581	12,134	9,678
Fiduciary and asset management fees	6,925	6,858	4,526	25,528	17,695
Mortgage banking income	928	1,214	774	4,202	2,743
Gain (loss) on sale of securities	17	4	3	(6,493)	(40,989)
Bank owned life insurance income	3,555	5,037	3,088	15,629	11,759
Loan-related interest rate swap fees	5,082	1,503	3,588	9,435	10,037
Other operating income	3,735	4,505	4,948	13,653	38,854
Total noninterest income	35,227	34,286	29,959	118,878	90,877
Noninterest expenses:
Salaries and benefits	71,297	69,454	56,686	271,164	236,682
Occupancy expenses	7,964	7,806	6,644	30,232	25,146
Furniture and equipment expenses	3,783	3,685	3,517	14,582	14,282
Technology and data processing	9,383	9,737	7,853	37,520	32,484
Professional services	5,353	3,994	4,346	16,804	15,483
Marketing and advertising expense	3,517	3,308	3,018	12,126	10,406
FDIC assessment premiums and other insurance	5,155	5,282	7,630	20,255	19,861
Franchise and other taxes	3,594	5,256	4,505	18,364	18,013
Loan-related expenses	1,470	1,445	1,060	5,513	5,619
Amortization of intangible assets	5,614	5,804	2,094	19,307	8,781
Merger-related costs	7,013	1,353	1,002	40,018	2,995
Other expenses	5,532	5,458	9,574	21,649	40,619
Total noninterest expenses	129,675	122,582	107,929	507,534	430,371
Income before income taxes	71,304	92,033	66,867	259,794	239,901
Income tax expense	13,519	15,618	9,960	50,663	38,083
Net Income	$57,785	$76,415	$56,907	$209,131	$201,818
Dividends on preferred stock	2,967	2,967	2,967	11,868	11,868
Net income available to common shareholders	$54,818	$73,448	$53,940	$197,263	$189,950

Basic earnings per common share	$0.61	$0.82	$0.72	$2.29	$2.53
Diluted earnings per common share	$0.60	$0.82	$0.72	$2.24	$2.53

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS) (UNAUDITED)

(Dollars in thousands)

	For the Quarter Ended
	December 31, 2024			September 30, 2024
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)
Assets:
Securities:
Taxable	$2,187,887	$23,179	4.21%	$2,248,207	$24,247	4.29%
Tax-exempt	1,254,453	10,297	3.27%	1,253,672	10,293	3.27%
Total securities	3,442,340	33,476	3.87%	3,501,879	34,540	3.92%
LHFI, net of deferred fees and costs (3)(4)	18,367,657	283,459	6.14%	18,320,122	292,469	6.35%
Other earning assets	563,973	6,060	4.27%	161,945	1,418	3.48%
Total earning assets	22,373,970	$322,995	5.74%	21,983,946	$328,427	5.94%
Allowance for loan and lease losses	(160,682)			(159,023)
Total non-earning assets	2,758,548			2,788,595
Total assets	$24,971,836			$24,613,518

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$10,452,638	$74,408	2.83%	$9,932,247	$74,996	3.00%
Regular savings	1,028,661	569	0.22%	1,046,511	579	0.22%
Time deposits (5)	4,862,446	54,334	4.45%	4,758,039	54,641	4.57%
Total interest-bearing deposits	16,343,745	129,311	3.15%	15,736,797	130,216	3.29%
Other borrowings (6)	543,061	6,645	4.87%	855,306	11,380	5.29%
Total interest-bearing liabilities	$16,886,806	$135,956	3.20%	$16,592,103	$141,596	3.40%

Noninterest-bearing liabilities:
Demand deposits	4,413,776			4,437,361
Other liabilities	493,320			471,545
Total liabilities	21,793,902			21,501,009
Stockholders' equity	3,177,934			3,112,509
Total liabilities and stockholders' equity	$24,971,836			$24,613,518

Net interest income (FTE)		$187,039			$186,831

Interest rate spread			2.54%			2.54%
Cost of funds			2.41%			2.56%
Net interest margin (FTE)			3.33%			3.38%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $13.7 million and $13.9 million for the three months ended December 31, 2024 and September 30, 2024, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes $775,000 and $913,000 for the three months ended December 31, 2024 and September 30, 2024, respectively, in amortization of the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $288,000 for both the three months ended December 31, 2024 and September 30, 2024, in amortization of the fair market value adjustments related to acquisitions.